                                                                     EXHIBIT 4.1

                 RESET FLOATING RATE GLOBAL MEDIUM-TERM NOTE


     Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED         CUSIP No. 1976 7QAA3                 PRINCIPAL OR FACE AMOUNT
No. BFLR001                                                        $150,000,000


                      COLUMBIA/HCA HEALTHCARE CORPORATION
                                MEDIUM-TERM NOTE
                                (Floating Rate)

- - --------------------------------------------------------------------------------

                    * * * [ ] CHECK IF AN INDEXED NOTE * * *

If this is an Indexed Note, references herein to "principal" shall be deemed to be the face amount hereof, except that the amount payable upon Maturity of this Note shall be determined in accordance with the formula or formulas set forth below or in an attached Addendum hereto.

- - --------------------------------------------------------------------------------

INTEREST RATE BASIS:     ORIGINAL ISSUE DATE:             STATED MATURITY DATE:

One-Month U.S. Dollar       July 28, 1994                   July 28, 1997
LIBOR rate plus
the spread

INDEX MATURITY:        INITIAL INTEREST RATE:           INTEREST PAYMENT PERIOD:

One Month                       N/A                       See addendum.

SPREAD:                INITIAL INTEREST RESET DATE:     INTEREST PAYMENT DATES:

15 basis points           July 28, 1994                   28th day of each
                                                          calendar month

SPREAD MULTIPLIER:       INTEREST RATE RESET PERIOD:    INTEREST RESET DATES:

  N/A                      See addendum.                   See addendum.


MAXIMUM INTEREST         MINIMUM INTEREST RATE:  IF INTEREST RATE BASIS IS CMT
RATE:                                            RATE:

 N/A                        N/A                  DESIGNATED CMT MATURITY
                                                 INDEX: _____ year(s).

                                                 DESIGNATED CMT TELERATE PAGE:
                                                 [ ] 7055
                                                 [ ] 7052
                                                 IF 7052:  [ ] WEEK
                                                           [ ] MONTH


INITIAL REDEMPTION       ANNUAL REDEMPTION       OPTIONAL REPAYMENT
PERCENTAGE:              PERCENTAGE REDUCTION:   DATE(S):

  N/A                        N/A                  July 28, 1995 and
                                                  July 28, 1996

CALCULATION AGENT:                    IF INTEREST RATE BASIS IS LIBOR:
                                      INDEX CURRENCY: U.S. Dollar
The First National Bank                               ----------------
of Chicago                            DESIGNATED LIBOR PAGE:
                                        [ ] Reuters Page:
                                                         ------------------
                                        [X] Telerate Page:   3750
                                                          -----------------

INTEREST CALCULATION:                 DAY COUNT CONVENTION
[X] Regular Floating Rate Note        [X] Actual/360 for the period
[ ] Floating Rate/Fixed Rate                from the 28th day of each month
                                            to the 27th day of the succeeding
                                            month
       Fixed Rate Commencement Date:  [ ] Actual/Actual for the period
       Fixed Interest Rate:                 from            to            .
[ ]    Inverse Floating Rate Note     [ ] 30/360 for the period
       Fixed Interest Rate:                 from            to            .


ADDENDUM ATTACHED:                    ORIGINAL ISSUE DISCOUNT
[X] Yes                               [ ] Yes
[ ] No                                [X] No
                                      Total Amount of OID:
                                      Yield to Maturity:
                                      Initial Accrual Period:
OTHER PROVISIONS:

 See Addendum.

    Columbia/HCA Healthcare Corporation, a Delaware corporation ("Issuer" or the "Company," which terms include any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of ONE HUNDRED FIFTY MILLION DOLLARS, if this is an Indexed Note, the principal amount as determined in accordance with the terms set forth under "Other Provisions" above and/or in the Addendum attached hereto, on the Stated Maturity Date specified above (except to the extent redeemed or repaid prior to the Stated Maturity Date), and to pay interest on the principal or face amount hereof as set forth above, at a rate per annum equal to the Initial Interest Rate specified above until the Initial Interest Reset Date specified above and thereafter at a rate per annum determined in accordance with the provisions hereof and any Addendum relating hereto depending upon the Interest Rate Basis or Bases, if any, and such other terms specified above, until the principal hereof is paid or duly made available for payment. Reference herein to "this Note", "hereof", "herein" and comparable terms shall include an Addendum hereto if an Addendum is specified above.

    The Company will pay interest monthly, quarterly, semi-annually, annually or such other period as specified above under "Interest Payment Period", on each Interest Payment Date specified above, commencing on the first Interest Payment Date specified above next succeeding the Original Issue Date specified above, and on the Stated Maturity Date or any Redemption Date or Optional Repayment Date (if specified as repayable at the option of the Holder in an attached Addendum) (the date of each such Stated Maturity Date, Redemption Date and Optional Repayment Date and the date on which principal or an installment of principal is due and payable by declaration of acceleration pursuant to the Indenture being referred to hereinafter as a "Maturity" with respect to principal payable on such date); provided, however, that if the Original Issue Date is between a Regular Record Date (as defined below) and the next succeeding Interest Payment Date, interest payments will commence on the Interest Payment Date immediately following the next succeeding Regular Record Date; and provided further, that if an Interest Payment Date (other than an Interest Payment Date at Maturity) would fall on a day that is not a Business Day (as defined below), such Interest Payment Date shall be the following day that is a Business Day, except that in the case the Interest Rate Basis is LIBOR, as indicated above, if such next Business Day falls in the next calendar month, such Interest Payment Date shall be the next preceding day that is a Business Day. Except as provided above, interest payments will be made on the Interest Payment Dates shown above. Unless otherwise specified above, the "Regular Record Date" shall be the date 15 calendar days (whether or not a Business Day) prior to the applicable Interest Payment Date. Interest on this Note will accrue from and including the Original Issue Date specified above, at the rates determined from time to time as specified herein, until the principal hereof has been paid or made available for payment. If the Maturity falls on a day which is not a Business Day as defined below, the payment due on such Maturity will be paid on the next succeeding Business Day with the same force and effect as if made on such Maturity and no interest shall accrue with respect to such payment for the period from and after such Maturity. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will as provided in the Indenture be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such Interest Payment Date. Any such interest which is payable, but not punctually paid or duly provided for on any Interest Payment Date (herein called "Defaulted

Interest"), shall forthwith cease to be payable to the registered Holder on such Regular Record Date, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

    Payment of the principal of and interest on this Note will be made at the Office or Agency of the Company maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that AT THE OPTION OF THE COMPANY, the Holder of this Note may be entitled to receive payments of principal of and interest on this Note by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Trustee not less than 15 days prior to the applicable payment date.

    Unless the certificate of authentication hereon has been executed by or on behalf of The First National Bank of Chicago, the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

    This Note is one of a duly authorized series of Securities (hereinafter called the "Securities") of the Company designated as its Medium-Term Notes (the "Notes"). The Notes are issued and to be issued under an Indenture dated as of December 15, 1993 (herein called the "Indenture") between the Company and The First National Bank of Chicago, which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered. The terms of individual Notes may vary with respect to interest rates or interest rate formulas, issue dates, maturity, redemption, repayment, currency of payment and otherwise.

    Except as otherwise provided in the Indenture, the Notes will be issued in global form only registered in the name of The Depository Trust Company (the "Depositary") or its nominee. The Notes will not be issued in definitive form, except as otherwise provided in the Indenture, and ownership of the Notes shall be maintained in book entry form by the Depositary for the accounts of participating organizations of the Depositary.

    This Note is not subject to any sinking fund and, unless otherwise provided above in accordance with the provisions of the following paragraphs, is not redeemable or repayable prior to the Stated Maturity Date.

    If so provided above, this Note may be redeemed by the Company on any date on and after the Initial Redemption Date, if any, specified above. If no Initial Redemption Date is set forth above, this Note may not be redeemed prior to the Stated Maturity Date.
On and after the Initial Redemption Date, if any, this Note may be redeemed at any time in whole or from time to time in part in increments of $1,000 (provided that any remaining principal hereof shall be at least $1,000) at the option of the Company at the applicable Redemption Price (as defined below) together with accrued interest hereon at the applicable rate payable to the date of redemption (each such date, a "Redemption Date"), on written notice given not more than 60 nor less than 30 days prior to the Redemption Date. In the event of redemption of this Note in part only, a new Note for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the surrender hereof.

    Unless otherwise specified above, the "Redemption Price" shall initially be the Initial Redemption Percentage, specified above, of the principal amount of this Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date, shown above, by the Annual Redemption Percentage Reduction, if any, specified on the face hereof, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

    Unless otherwise specified in an Addendum attached hereto, this Note is not subject to repayment at the option of the Holder. If this Note shall be repayable at the option of the Holder as specified in an attached Addendum hereto, unless otherwise specified in such Addendum, on any Optional Repayment Date, this Note shall be repayable in whole or in part in increments of $1,000 (provided that any remaining principal hereof shall be at least $1,000) at the option of the Holder hereof at a repayment price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the date of repayment. If specified as repayable at the option of the Holder in such Addendum, for this Note to be repaid in whole or in part at the option of the Holder hereof, this Note must be received, with the form entitled "Option to Elect Repayment" below duly completed, by the Trustee at its Corporate Trust Office, or such address which the Company shall from time to time notify the Holders of the Notes, not more than 60 nor less than 30 days prior to the related Optional Repayment Date. Exercise of such repayment option by the Holder hereof shall be irrevocable.

    The interest rate borne by this Note shall be determined as follows:

          1. If this Note is designated as a Regular Floating Rate Note above, then, except as described below, this Note shall bear interest at the rate determined by reference to the applicable Interest Rate Basis shown above
     (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described above. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note is payable shall be reset as of each Interest Reset Date specified above; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

          2. If this Note is designated as a Floating Rate/Fixed Rate Note above, then, except as described below, this Note shall bear interest at the rate determined by reference to the applicable Interest Rate Basis shown above (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described above. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note is payable shall be reset as of each Interest Reset Date specified above; provided, however, that (i) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date shall be the Initial Interest Rate; and (ii) unless specified above, the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date to the Maturity shall be the Fixed Interest Rate, if such a rate is specified above, or if no such Fixed Interest Rate is so specified, the interest rate in effect hereon on the day immediately preceding the Fixed Rate Commencement Date.

          3. If this Note is designated as an Inverse Floating Rate Note above, then, except as described below, this Note will bear interest equal to the Fixed Interest Rate indicated above minus the rate determined by reference to the applicable Interest Rate Basis shown above (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described above; provided, however, that the interest rate hereon will not be less than zero percent. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note is payable shall be reset as of each Interest Rate Reset Date specified above; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date shall be the Initial Interest Rate.

          4. Notwithstanding the foregoing, if this Note is designated above as having an Addendum attached, the Note shall bear interest in accordance with the terms described in such Addendum. If interest on this Note is to be calculated in accordance with the terms of an attached Addendum, unless otherwise specified in such Addendum, commencing on the Initial Interest Reset Date, the rate at which interest on this Note is payable shall be reset as of each Interest Rate Reset Date specified above; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date shall be the Initial Interest Rate.

     Except as provided above, the interest rate in effect on each day shall be
(a) if such day is an Interest Reset Date, the interest rate determined on the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined on the Interest Determination Date immediately preceding the next preceding Interest Reset Date. Each Interest Rate Basis shall be the rate determined in accordance with the applicable provision below. If any Interest Reset Date (which term includes the term Initial Interest Reset Date unless the context otherwise requires) would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that if an Interest Rate Basis specified on the face hereof is LIBOR and such next Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day.

     Unless otherwise specified above, interest payable on this Note on any Interest Payment Date shall be the amount of interest accrued from and including the next preceding Interest

Payment Date in respect of which interest has been paid (or from and including the Original Issue Date specified above, if no interest has been paid), to but excluding the related Interest Payment Date; provided, however, that the interest payments on Maturity will include interest accrued to but excluding such Maturity. Unless otherwise specified above, Notes calculated on an Actual/360 basis and Actual/Actual basis (as specified above), accrued interest for each Interest Calculation Period will be calculated by multiplying (i) the face amount hereof, (ii) the applicable interest rate, and (iii) the actual number of days in the related Interest Calculation Period, and dividing the resulting product by 360 or 365, as applicable (or, with respect to an Actual/Actual basis Floating Rate Note, if any portion of the related Interest Calculation Period falls in a leap year, the product of (i) and (ii) above will be multiplied by the sum of (X) the actual number of days in that portion of the related Interest Calculation Period falling in a leap year divided by 366 and
(Y) the actual number of days in that portion of such Interest Calculation Period falling in a non-leap year divided by 365). For Notes calculated on a 30/360 basis (as specified above), accrued interest for an Interest Calculation Period will be computed on the basis of a 360-day year of twelve 30-day months, irrespective of how many days are actually in such Interest Calculation Period. Unless otherwise specified above and/or in an attached Addendum hereto, if this Note accrues interest on a 30/360 basis, if any Interest Payment Date or the date of Maturity falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be. As used herein, "Interest Calculation Period" means with respect to any period, the period from and including the most recent Interest Reset Date (or from and including the original issue date in the case of the first Interest Reset Date) to but excluding the next succeeding Interest Reset Date for which accrued interest is being calculated. Unless otherwise specified above interest with respect to Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in the same manner as if only one of the applicable Interest Rate Bases applied.

     Unless otherwise specified above, the "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate, and the Prime Rate will be the second Business Day preceding each Interest Reset Date; the "Interest Determination Date" with respect to LIBOR shall be the second London Business Day (as defined below) preceding each Interest Reset Date; the "Interest Determination Date" with respect to the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury bills (as defined below) normally would be auctioned (Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if, as a result of a legal holiday, an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and provided, further, that if an auction shall fall on any Interest Reset Date, then the Interest Reset Date shall instead be the first Business Day following such auction. If the interest rate of this Note is determined with reference to two or more Interest Rate Bases, the Interest Determination Date pertaining to this Note will be the first Business Day which is at least two Business Days prior to such Interest

Reset Date on which each Interest Rate Basis shall be determinable. Each Interest Rate Basis shall be determined and compared on such date, and the applicable interest rate shall take effect on the related Interest Reset Date.

     Unless otherwise specified above, the "Calculation Date" pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or date of Maturity, as the case may be. All calculations on this Note shall be made by the Calculation Agent specified above or such successor thereto as is duly appointed by the Company.

     All percentages resulting from any calculation on this Note will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
.09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

     As used herein, "Business Day" means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are generally authorized or obligated by law or executive order to close and, if the applicable Interest Rate Basis shown above is LIBOR, is also a London Business Day.

     As used herein, "London Business Day" means any day (a) if the Index Currency specified above is other than the European Currency Unit ("ECU"), on which dealings in deposits in such Index Currency are transacted in the London interbank market or (b) if the Index Currency specified above is the ECU, that is not designated as an ECU Non-Settlement Day by the ECU Banking Association in Paris or otherwise generally regarded in the ECU interbank market as a day on which payments on ECUs shall not be made.

     Determination of CD Rate. If an Interest Rate Basis for this Note is the CD Rate, as indicated above, the CD Rate shall be determined on the applicable Interest Determination Date (a "CD Rate Interest Determination Date"), as the rate on such date for negotiable certificates of deposit having the Index Maturity specified above as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)"), under the heading "CDs (Secondary Market)", or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified above as published by the Federal Reserve Bank of New York in its statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit". If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards) of the secondary market offered rates as of 10:00 A.M.,

New York City time, on such CD Rate Interest Determination Date of three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated above in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate determined on such CD Rate Interest Determination Date shall be the CD Rate in effect on such CD Rate Interest Determination Date.

     CMT Rate Notes. If an Interest Rate Basis for this Note is the CMT Rate the CMT Rate shall be determined on the related Interest Determination Date (a "CMT Rate Interest Determination Date"), as the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities. . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and
(ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards) of the secondary market closing offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United states government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards) of the secondary market offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards) of the offer prices obtained and neither the highest nor lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers as selected as aforesaid by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence, have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated above (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified above, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified above with respect to which the CMT Rate will be calculated. If no such maturity is specified above, the Designated CMT Maturity Index shall be 2 years.

     Determination of Commercial Paper Rate.  If an Interest Rate Basis for this
Note is the Commercial Paper Rate, as indicated above, the Commercial Paper Rate shall be determined on the applicable Interest Determination Date (a "Commercial Paper Rate Interest Determination Date"), as the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified above as published in H.15(519), under the heading "Commercial Paper". In the event such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity shown above as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate for such

Commercial Paper Rate Interest Determination Date shall be as calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards) of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity specified above placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized securities rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined on such Commercial Paper Rate Interest Determination Date shall be the rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage rounded upwards to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

               Money Market Yield =   D x 360    x 100
                                    ------------
                                      360-(D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Determination of Federal Funds Rate.  If an Interest Rate Basis for this
Note is the Federal Funds Rate, as indicated above, the Federal Funds Rate shall be determined on the applicable Interest Determination Date (a "Federal Funds Rate Interest Determination Date"), as the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date, as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards) of the rates for the last transaction in overnight United States dollar Federal funds arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent prior to 9:00 A.M., New York City time on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined on such Federal Funds Rate Interest Determination Date shall be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

     Determination of LIBOR. If an Interest Rate Basis for this Note is LIBOR, as indicated above, LIBOR will be determined on the applicable Interest Determination Date (a "LIBOR Interest Determination Date"), and will be, either:
(a) if "LIBOR Reuters" is specified above, the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards) of the offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated above, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appear on the Designated LIBOR Page specified above as of 11:00 A.M. London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified above, the rate for deposits in the Index Currency having the Index Maturity designated above commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appears on the Designated LIBOR Page specified above as of 11:00 A.M. London time, on that LIBOR Interest Determination Date. If, as described in the immediately preceding sentence, fewer than two offered rates appear, or no rate appears, LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in the immediately succeeding paragraph.

     With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, the Calculation Agent shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity shown above, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date shall be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards) of such quotations as determined by the Calculation Agent. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date shall be calculated by the Calculation Agent as the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 A.M. (or such other time specified above under "OTHER PROVISIONS") in the applicable Principal Financial Center(s), on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center(s) selected by the Calculation Agent for loans in the Index Currency to leading European banks having the Index Maturity specified above and in a principal amount that is representative for a single transaction in the Index Currency in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date shall be LIBOR in effect on such LIBOR Interest Determination Date.

     "Index Currency" means the currency (including composite currencies) specified above as the currency for which LIBOR shall be calculated. If no such currency is specified above, the Index Currency shall be U.S. dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated above, the display on the Reuters Monitor Money Rates Service on the page designated above (or such other page as may replace such designated page on that service for the purpose of displaying London interbank offered rates of major banks) for the related Index Currency for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated above, the display on the Dow Jones Telerate Service on the page designated above (or such other page as may replace such designated page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for the related Index Currency) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified above, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, in the case U.S. dollars is the Index Currency, page 3750) had been specified.

     "Principal Financial Center" will generally be the capital city of the country of the specified index Currency, except that with respect to United States dollars, Deutsche Marks, Dutch Guilders, Italian Lire, Swiss Francs and ECUs, the Principal Financial Center shall be the City of New York, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

     Determination of Prime Rate. If an Interest Rate Basis for this Note is the Prime Rate, as indicated above, the Prime Rate shall be determined on the applicable Interest Determination Date (a "Prime Rate Interest Determination Date") as the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards) of the rates of interest publicly announced by each bank that appears on the Reuters Screen NYMF Page as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen NYMF Page for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards) of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen NYMF Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by three substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or state authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate for such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Determination of Treasury Rate. If an Interest Rate Basis for this Note is the Treasury Rate, as specified above, the Treasury Rate shall be determined on the applicable Interest Determination Date (a "Treasury Rate Interest Determination Date") as the rate applicable to the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified above, as such rate is published in H.15(519) under the heading "U.S. Government Securities -- Treasury Bills -- auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate (expressed as a bond equivalent yield on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity specified above are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate hereon shall be the rate published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills-- Secondary Market" (expressed as a bond equivalent yield on the basis of a 365 or 366 day year, as applicable, on a daily basis), or if not published by 3:00 P.M. New York City time on the related Calculation Date, the Treasury Rate will be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent yield on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards) of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date of three leading primary United States government securities dealers as selected by the Calculation Agent for the issue of Treasury bills with a remaining Maturity closest to the Index maturity specified above; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

     Notwithstanding anything to the contrary contained herein or in the Indenture, for purposes of determining the rights of a Holder of a Note for which the principal thereof is determined by reference to the price or prices of specified commodities or stocks, interest rate indices, interest or exchange rate swap indices, the exchange rate of one or more specified currencies (including a composite currency such as the European Currency Unit) relative to an indexed currency or such other price, exchange rate or other financial index or indices as specified above (an "Indexed Note"), in respect of voting for or against amendments to the Indenture and modifications and the waiver of rights thereunder, the principal amount of any such Indexed Note shall be deemed to be equal to the face amount thereof upon issuance. The method for determining the amount of principal payable at Maturity on an Indexed Note will be specified in an attached Addendum.

     Any provision contained herein with respect to the determination of an Interest Rate Basis, the specification of Interest Rate Basis, calculation of the Interest Rate applicable to this Note, its payment dates or any other matter relating hereto may be modified as specified in an Addendum relating hereto if so specified above, and references herein to "as specified above" or similar language of like import shall also be references to any such Addendum.

     Notwithstanding the foregoing, the interest rate hereon shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, specified above. The Calculation Agent shall calculate the interest rate hereon in accordance with the foregoing on or before each Calculation Date. The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     At the request of the Holder hereof, the Calculation Agent shall provide to the Holder hereof the interest rate hereon then in effect and, if determined, the interest rate which shall become effective as of the next Interest Reset Date.

     If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected thereby at any time by the Company and the Trustee with the consent of a majority of the Holders of the aggregate principal amount of the Outstanding Securities of each series affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by its attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     The Notes are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and an imprint or facsimile of its corporate seal to be imprinted hereon.

          [FACSIMILE OF SEAL]    COLUMBIA/HCA HEALTHCARE CORPORATION



                         By:    ___________________________________________

                         Title: ___________________________________________


Attest:

By:  ____________________



CERTIFICATE OF AUTHENTICATION
This is one of the Securities
of the series designated therein
referred to in the within-mentioned
Indenture.

THE FIRST NATIONAL BANK OF CHICAGO



By:  ____________________              Dated:  ____________________
     Authorized Officer

                           OPTION TO ELECT REPAYMENT

     The undersigned hereby irrevocably request(s) and instruct(s) the Company to repay this Note (or portion hereof specified below) pursuant to its terms at a price equal to the principal amount hereof together with interest to the repayment date, to the undersigned, at

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
(Please print or typewrite name and address of the undersigned)

     For this Note to be repaid, the Trustee must receive at its Corporate Trust Office, or at such other place or places of which the Company shall from time to time notify the Holder of this Note, not more than 30 nor less than 15 days prior to an Optional Repayment Date, if any, shown on the face of this Note, this Note with this "Option to Elect Repayment" form duly completed.

     If less than the entire principal amount of this Note is to be repaid, specify the portion hereof (which shall be increments of $1,000) which the Holder elects to have repaid and specify the denomination or denominations (which shall be $1,000 or an integral multiple thereof) of the Notes to be issued to the Holder for the portion of this Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid).


$
 --------------------         -------------------------------------------------
                              NOTICE:  The signature on this
Date:                         Option to Elect Repayment must
      ---------------         correspond with the name as written upon the face
                              of this Note in every particular, without alteration or enlargement or any change whatever.

                            ASSIGNMENT/TRANSFER FORM
                            ------------------------


     FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto
(insert Taxpayer Identification No.) -------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
(Please print or typewrite name and address including postal zip code of assignee)

- - --------------------------------------------------------------------------------
the within Note and all rights thereunder, hereby irrevocably constituting and appointing ---------------------------- attorney to transfer said Note on the books of the Company with full power of substitution in the premises.



Dated:
           --------------          --------------------------------------------
     NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

                                 ABBREVIATIONS

     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

       TEN COM--as tenants in common

       UNIF    GIFT MIN ACT--......................Custodian...................
                                (Cust)                              (Minor)

               Under Uniform Gifts to Minors Act

               .................................
                             (State)

          TEN ENT--as tenants by the entireties
          JT TEN--as joint tenants with right of survivorship and not as tenants in common

     Additional abbreviations may also be used though not in the above list.

               ADDENDUM TO COLUMBIA/HCA HEALTHCARE CORPORATION
                 RESET FLOATING RATE GLOBAL MEDIUM-TERM NOTE


Interest

    Interest Payment Dates. Interest on this Note will be payable on the twenty-eighth day of each month or on the first Business Day thereafter if the twenty-eighth day is not a Business Day (each an "Interest Payment Date"), commencing July 28, 1994 and at maturity or upon any earlier redemption or repayment. Interest payable on each Interest Payment Date will include interest accrued from and including the first day of the Interest Period (as defined below) relating to such Interest Payment Date to and including the last day of such Interest Period. Interest payable prior to maturity will be payable to the person in whose name this Note is registered at the close of business on the fifteenth calendar day prior to each Interest Payment Date. Such interest shall be payable by check mailed to the person entitled thereto. The interest payment at maturity, or upon any earlier redemption or repayment, will include interest accrued to but excluding the Maturity Date, or any redemption or repayment date, and will be payable to the person to whom principal is payable. Payment of principal of, and interest on, this Note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of this Note.

    "Interest Period" shall mean the period beginning on and including July 28, 1994 and ending on and including August 27, 1994 and thereafter each successive period beginning on and including the immediately following Interest Payment Date and ending on and including the day preceding the next succeeding Interest Payment Date.

    Reset Periods. A "Reset Period" shall mean each of the following periods: the period from July 28, 1994 through the day preceding the Interest Payment Date in July 1995; the period from the Interest Payment Date in July 1995 through the day preceding the Interest Payment Date in July 1996; and the period from the Interest Payment Date in July 1996 to, but excluding, the stated Maturity Date of this Note.

    Not earlier than the 45th day and not later than the 30th day prior to the commencement of any Reset Period subsequent to the initial Reset Period (a "Notification Date"), the Company shall deliver to the Trustee an officer's certificate establishing the Spread (as defined below) for such subsequent Reset Period. If the Company fails to deliver timely such officer's certificate to the Trustee, the Spread for the subsequent Reset Period shall be the Spread in effect during the immediately preceding Reset Period.

    The Spread for the initial Reset Period and each Interest Period in such Reset Period shall be plus 15 basis points. The Spread for each subsequent Reset Period and each Interest Period in such Reset Period shall be determined by the Company as set forth above.

    On or before the Business Day following any Notification Date, the Company will cause notice to be mailed to the holder of this Note of the Spread with respect to the immediately following Reset Period that is set forth in the officer's certificate described above. Not later than two Business Days after the Notification Date, the Company shall cause to be published in The Wall Street Journal--Eastern Edition or, if such newspaper is not then published, in a comparable edition or publication, the Spread with respect to the immediately following Reset Period that is set forth in the officer's certificate and the notice to holders described above.

    Interest Rate. The per annum rate of interest for each Interest Period will be (i) LIBOR Rate (as indicated on the face of this Note) on the last Business Day prior to the first day of such Interest Period plus (ii) a spread (the "Spread") of 15 basis points during the initial Reset Period and as subsequently determined by the Company for subsequent Reset Periods as described above. The LIBOR for each Interest Period will be determined by the Calculation Agent (as defined below) in accordance with the following provisions.

    Interest on this Note will be computed and paid on the basis of the actual number of days for which interest accrues in each Interest Period divided by 360.

    The Calculation Agent will, upon the request of the holder of this Note, provide the interest rate then in effect. The Calculation Agent is the Trustee. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the holders of this Note.

Repayment at Option of Holder

    This Note shall be repayable in whole or in part in increments of $1,000 on each of July 28, 1995 and July 28, 1996 (each, an "Election Date") at the option of the holder of this Note, at 100% of its principal amount plus accrued interest to the date of repayment. In order for the exercise of the option to be effective and this Note to be repaid, the Trustee must receive, not earlier than the 30th day and not later than the 15th day prior to the Election Date, this Note, with the form entitled "Option to Elect Repayment" on the reverse of this Note duly completed.

    Exercise of the repayment option by the holder of this Note shall be irrevocable.

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